Exhibit 99.1

Veracyte Announces Second Quarter 2021 Financial Results

Total Revenue Increased 166% to $55.1 million; Genomic Volume Grew 215% to 20,856 Tests

Company Advanced Clinical Evidence, Pipeline and Global Growth Strategy

Raises 2021 Total Revenue Guidance

Conference Call and Webcast Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., July 29, 2021 – Veracyte, Inc. (Nasdaq: VCYT) today announced financial results for the second quarter ended June 30, 2021, and provided an update on recent business progress.

“Our business demonstrated significant momentum in the second quarter, with particularly strong growth in our thyroid and urologic cancer product lines,” said Marc Stapley, Veracyte’s chief executive officer. “The pending HalioDx acquisition is expected to further fuel our global cancer diagnostics growth and leadership. Importantly, we also added key new hires to the executive team and are well-positioned to execute on our compelling vision of improving outcomes for patients all over the world at every step of their journey.”

Second Quarter 2021 Financial Results

For the second quarter of 2021, as compared with the second quarter of 2020:

•Total Revenue was $55.1 million, an increase of 166%;
•Gross Margin was 68%, an increase of 500 basis points;
•Operating Expenses, Excluding Cost of Revenue, were $45.1 million, an increase of 87%;
•Net Loss and Comprehensive Loss was $9.0 million, an improvement of 18%;
•Basic and Diluted Net Loss Per Common Share was $0.13, an improvement of 41%;
•Net Cash Provided by Operating Activities was $1.9 million, an improvement of 122%; and
•Cash and Cash Equivalents were $327.5 million at June 30, 2021.

For the six months ended June 30, 2021, compared to the prior year:

•Total Revenue was $91.8 million, comprising $89.6 million in testing and product revenue and $2.2 million in biopharmaceutical partnership and collaboration revenue, an increase of 77%;
•Gross Margin was 67%, an increase of 500 basis points;
•Operating Expenses, Excluding Cost of Revenue, were $114.8 million, including $39.5 million of acquisition-related expenses, an increase of 108%;
•Net Loss and Comprehensive Loss was $50.9 million, including $39.5 million of acquisition-related expenses, an increase of 124%;
•Basic and Diluted Net Loss Per Common Share was $0.78, including $0.60 per share attributable to the acquisition-related expenses recorded in general and administrative expenses, an increase of 73%; and
•Net Cash Used in Operating Activities was $38.7 million.

Second Quarter 2021 and Recent Business Highlights

Commercial Growth:
•Grew total volume to 20,856 genomic tests, an increase of 215% compared to the same period in 2020 and 44% compared to the first quarter of 2021.
•Achieved key managed care milestones for our genomic tests:
–Received final Medicare coverage policy for the Decipher Bladder test from Noridian, our Medicare Administrative Contractor, through the MolDX program.
–Signed a managed care contract with a major health plan, making the Decipher Prostate test an in-network benefit for eligible patients among the plan’s approximately 20 million members nationally.
–Granted reimbursement for the Prosigna breast cancer test in Germany for eligible patients with HR+/HER2- early-stage breast cancer, enabling hospitals and laboratories in Germany to perform the test locally.

Evidence Development and Pipeline Advancement:
•Presented 14 abstracts demonstrating the performance and utility of our current and pipeline genomic tests at the American Thoracic Society (ATS), American Society of Clinical Oncology (ASCO) and European Society of Medical Oncology (ESMO) Breast Cancer annual meetings. This included the presentation of pivotal clinical validation data at the ASCO meeting demonstrating the ability of the Percepta Nasal Swab test to improve the early assessment of lung cancer.
•Published data demonstrating the prognostic utility of Veracyte’s Decipher Prostate genomic classifier:
–Data published in JAMA Oncology suggest that, among men with non-metastatic castration-resistant prostate cancer (nmCRPC), the Decipher test can help identify those patients most likely to benefit from treatment with apalutamide, a second-generation androgen receptor signaling inhibitor (ARSi), in addition to androgen-deprivation therapy (ADT).
–Findings from a study published in Prostate Cancer and Prostatic Diseases suggest the Decipher test may help guide treatment decisions for men with early-stage prostate cancer who are candidates for active surveillance.

Global Expansion Progress:
•Announced the planned acquisition of HalioDx to further accelerate growth and strengthen Veracyte’s global leadership in cancer diagnostics. The acquisition is intended to provide three strategic benefits to Veracyte:
–Accelerate IVD test development and manufacturing operations in Europe;
–Expand the company’s scientific expertise into the emerging immuno-oncology field; and
–Broaden Veracyte’s cancer diagnostics scope into eight of the top 10 cancers by U.S. incidence.
•Added key new hires to further strengthen the executive team and position the company to scale globally:
–Rebecca Chambers as executive vice president and chief financial officer;
–Rob Brainin as executive vice president and chief business officer; and
–Bill Zondler as senior vice president and chief information officer.

2021 Financial Outlook

Veracyte is increasing its 2021 annual total revenue guidance to a range of $200 million to $208 million from its previous guidance range of $190 million to $200 million. This range represents 69% to 76% total revenue growth for fiscal 2021 compared to fiscal 2020, and increased from Veracyte’s prior estimate of 61% to 69% total revenue growth.

Conference Call and Webcast Details
Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company's financial results and provide a general business update. The conference call will be webcast live from the company’s website and will be available via the following link: https://edge.media-server.com/mmc/p/ces2j4at. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investor.veracyte.com/events-presentations.

The conference call can be accessed as follows:

U.S./Canada participant dial-in number (toll-free):	(855) 541-0980
International participant dial-in number:	(970) 315-0440
Conference I.D.:	1997209

About Veracyte
Veracyte (Nasdaq: VCYT) is a global genomic diagnostics company that improves patient care by providing answers to clinical questions, informing diagnosis and treatment decisions throughout the patient journey in cancer and other diseases. The company’s growing menu of genomic tests leverages advances in genomic science and technology, enabling patients to avoid risky, costly diagnostic procedures and quicken time to appropriate treatment. The company’s tests in lung cancer, prostate cancer, breast cancer, thyroid cancer, bladder cancer and idiopathic pulmonary fibrosis are available to patients and its lymphoma subtyping and renal cancer tests are in development. With Veracyte’s exclusive global license to a best-in-class diagnostics instrument platform, the company is positioned to deliver its tests to patients worldwide. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, our statements related to our expected financial results for 2021 and our plans, objectives, expectations (financial and otherwise) or intentions with respect to our Prosigna, Afirma, Percepta, Envisia, LymphMark, Decipher Prostate, Percepta Nasal Swab, Percepta Genomic Atlas and Decipher Bladder test and products for use in diagnosing and treating diseases, our expectations regarding our full-year 2021 total revenue, our expectations regarding Medicare coverage, and our commercial organization. Forward-looking statements can be identified by words such as: “appears,” "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will," “positioned,” “designed” and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to Veracyte’s ability to launch, commercialize and receive reimbursement for our products, to successfully complete our proposed acquisition of HalioDx, to successfully integrate the HalioDx and Decipher Biosciences businesses and execute on our business plans; and the performance and utility of Veracyte’s tests in the clinical environment. Additional factors that may impact these forward-looking statements can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 22, 2021 and our subsequent quarterly reports on Form 10-Q. A copy of these documents can be found at the Investors section of our website at www.veracyte.com. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Veracyte’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. These forward-looking statements speak only as of the date hereof and, except as required by law, Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, the Veracyte logo, Decipher, Decipher GRID, Afirma, Percepta, Envisia, Prosigna, Lymphmark, “Know by Design” and “More about You” are registered trademarks of Veracyte, Inc. and its affiliates in the U.S. and selected countries. nCounter is the registered trademark of NanoString Technologies, Inc. in the U.S. and selected countries and used by Veracyte under license.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands of dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Testing revenue	$50,793	$15,212	$83,871	$42,203
Product revenue	2,688	1,713	5,747	5,122
Biopharmaceutical revenue	1,624	3,779	2,190	4,501
Total revenue	55,105	20,704	91,808	51,826

Operating Expenses:
Cost of testing revenue	15,589	6,471	26,421	17,039
Cost of product revenue	1,323	932	2,813	2,491
Cost of biopharmaceutical revenue	560	252	641	368
Research and development	6,249	4,169	11,585	8,576
Selling and marketing	19,662	10,701	35,958	28,285
General and administrative	15,473	7,957	61,755	15,770
Intangible asset amortization	3,723	1,273	5,524	2,548
Total operating expenses	62,579	31,755	144,697	75,077
Loss from operations	(7,474)	(11,051)	(52,889)	(23,251)
Interest expense	(63)	(65)	(116)	(120)
Other (loss) income, net	(1,653)	91	(1,848)	630
Loss before income tax benefit	(9,190)	(11,025)	(54,853)	(22,741)
Income tax benefit	(152)	—	(3,947)	—
Net loss and comprehensive loss	$(9,038)	$(11,025)	$(50,906)	$(22,741)
Net loss per common share, basic and diluted	$(0.13)	$(0.22)	$(0.78)	$(0.45)
Shares used to compute net loss per common share, basic and diluted	67,316,065	50,212,123	65,334,890	50,002,377

VERACYTE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$327,545	$349,364
Accounts receivable	31,864	18,461
Supplies	6,674	4,657
Prepaid expenses and other current assets	5,263	3,197
Total current assets	371,346	375,679
Property and equipment, net	11,813	8,990
Right-of-use assets, operating lease	14,559	7,843
Intangible assets, net	155,700	59,924
Goodwill	471,764	2,725
Restricted cash	749	603
Other assets	1,504	1,399
Total assets	$1,027,435	$457,163
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,472	$3,116
Accrued liabilities	20,756	11,705
Current portion of deferred revenue	566	371
Current portion of acquisition-related contingent consideration	3,375	—
Current portion of operating lease liability	2,936	1,589
Total current liabilities	36,105	16,781
Long-term debt	917	810
Deferred revenue, net of current portion	662	829
Deferred tax liability	773	—
Acquisition-related contingent consideration, net of current portion	4,467	7,594
Operating lease liability, net of current portion	13,334	9,917
Total liabilities	56,258	35,931
Total stockholders’ equity	971,177	421,232
Total liabilities and stockholders’ equity	$1,027,435	$457,163

[1] The condensed balance sheet at December 31, 2020 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated February 22, 2021.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands of dollars)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(50,906)	$(22,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,050	3,929
Stock-based compensation	7,919	6,265
Benefit from income taxes	(3,947)	—
Interest on end-of-term debt obligations	107	107
Write-down of excess supplies	—	1,088
Noncash lease expense	885	469
Revaluation of acquisition-related contingent consideration	247	(140)
Effect of foreign currency on operations	1,866	—
Changes in operating assets and liabilities:
Accounts receivable	(6,713)	4,023
Supplies	(375)	(1,323)
Prepaid expenses and other current assets	(1,288)	(664)
Other assets	(30)	166
Operating lease liability	(1,017)	(682)
Accounts payable	2,758	122
Accrued liabilities and deferred revenue	4,770	(4,343)
Net cash used in operating activities	(38,674)	(13,724)
Investing activities
Acquisition of business, net of cash acquired	(574,411)	—
Proceeds from sale of equity securities	3,000	—
Purchases of property and equipment	(2,723)	(1,314)
Net cash used in investing activities	(574,134)	(1,314)
Financing activities
Proceeds from the issuance of common stock in a public offering, net of issuance costs	593,821	—
Payment of taxes on vested restricted stock units	(7,484)	(2,678)
Proceeds from the exercise of common stock options and employee stock purchases	6,595	5,849
Net cash provided by financing activities	592,932	3,171
Decrease in cash, cash equivalents and restricted cash	(19,876)	(11,867)
Effect of foreign currency on cash, cash equivalents and restricted cash	(1,797)	—
Net decrease in cash, cash equivalents and restricted cash	(21,673)	(11,867)
Cash, cash equivalents and restricted cash at beginning of period	349,967	159,920
Cash, cash equivalents and restricted cash at end of period	$328,294	$148,053

Supplementary cash flow information:
Purchases of property and equipment included in accounts payable and accrued liability	$1,019	$—
Interest paid on debt	$9	$3

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
(Unaudited)
(In thousands of dollars)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$327,545	$349,364
Restricted cash	749	603
Total cash, cash equivalents and restricted cash	$328,294	$349,967

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Investor and Media Contact:

Tracy Morris
Vice President of Corporate Communications
& Investor Relations
650-380-4413
tracy.morris@veracyte.com